Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Care Investment Trust Inc.:

We consent to the incorporation by reference in the registration statement No. 333-145410 on Form S-8 of Care Investment Trust Inc. of our report dated March 22, 2013, with respect to the consolidated balance sheets of Care Investment Trust Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2012 annual report on Form 10-K of Care Investment Trust Inc.

/s/ KPMG LLP

New York, New York

March 22, 2013